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                                                   Exhibit 23

INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Amendment No. 12 to the Form S-3 Registration Statement of Sun Life Assurance Company of Canada (U.S.) (File No. 33-31711) of our report dated February 7, 2001 appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 2000.

We also consent to the references to us under the headings "Accountants" and "Appendix B - Condensed Financial Information -- Accumulation Unit Values" in the Prospectus for Compass G Fixed and Variable Annuity which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
Boston, Massachusetts


April 6, 2001